Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record first quarter results

•	First quarter net sales of $3.6 billion, up 17 percent versus prior year

•	Record first quarter adjusted earnings per diluted share from continuing operations of $1.98, up more than 40 percent year-over-year

•	Sales volume grew 5 percent, more than double recent quarters

•	Record earnings in each major region, including 39 percent growth in Europe

•	Cash and short-term investments totaled $3.0 billion at quarter-end

PITTSBURGH, April 17, 2014 - PPG Industries (NYSE:PPG) today reported record first quarter 2014 net sales from continuing operations of $3.6 billion, up $528 million, or 17 percent, versus the prior year. First quarter 2014 reported net income from continuing operations was $277 million, or $1.97 per diluted share. First quarter 2014 adjusted net income from continuing operations was $279 million, or $1.98 per diluted share, which excludes $2 million, or 1 cent per diluted share, for acquisition-related costs.

First quarter 2013 reported net income and earnings per diluted share from continuing operations were $191 million and $1.29 respectively, and adjusted net income from continuing operations was $207 million, or $1.39 per diluted share, respectively. Nonrecurring after-tax charges were $21 million, or 14 cents per diluted share, for legacy environmental remediation and pension plan settlement costs, and $5 million, or 3 cents per diluted share, for acquisition-related costs. The quarter also included a nonrecurring after-tax benefit of $10 million, or 7 cents per diluted share, for the retroactive impact of U.S. tax law changes enacted in early 2013. A Regulation G Reconciliation of reported to adjusted net income and earnings per diluted share is included below.

“We achieved year-over-year global volume growth of 5 percent, our highest level in three years,” said Charles E. Bunch, PPG chairman and chief executive officer. “Additionally, growth rates accelerated in each region versus recent quarters, including in Europe, where our volumes grew 5 percent as we benefited from the early stages of that region’s economic recovery. PPG’s growth was also broad-based across many of our businesses, led by automotive OEM coatings and aerospace, where our performance continued to outpace strong global growth in these end-use markets.

“We delivered excellent earnings leverage on the improved demand stemming from the aggressive actions we have taken to significantly reduce our cost structure,” Bunch added. “In addition, our cash deployment over the past several years is contributing to our earnings growth, including achievement of targeted cost synergies from our acquisitions. As a result, our adjusted earnings per share from continuing operations improved by more than 40 percent versus the prior-year figure, aided by earnings improvement in each major region. Also for the quarter, we more than fully replaced the earnings from our recently-divested businesses.”

Looking ahead, Bunch said, “We anticipate solid global growth to continue, but it will not be uniform across geographies or end-use markets. PPG remains well-positioned with a balanced coatings portfolio, both regionally and by end-use market, providing broad growth opportunities while minimizing the impact of any individual fluctuations. Additionally, we have a stronger cash position, which we intend to deploy in a timely, disciplined manner with a continued focus on earnings-accretive cash uses, including additional acquisitions and share repurchases.”

The company today reported cash and short-term investments totaling $3.0 billion at quarter-end, including $1.735 billion of gross proceeds received from recent business divestitures. The company also noted that it repurchased $200 million, or 1.1 million shares, of PPG stock during the quarter.

PPG Reportable Segments and Discontinued Operations Classification

On March 31, PPG divested its 51-percent ownership interest in the Transitions Optical joint venture and 100 percent of its sunlens business. The financial results for the divested businesses are reported in discontinued operations. Additionally, as of the first quarter 2014, PPG has adopted a new reportable-segment structure. The three reportable segments and respective businesses for each are as follows:

•
Performance Coatings - aerospace, architectural coatings - Americas and Asia-Pacific, architectural coatings - Europe, Middle East and Africa (EMEA), automotive refinish, and protective and marine coatings

•	Industrial Coatings - automotive OEM (original equipment manufacturer) coatings, industrial coatings, packaging coatings, and specialty coatings and materials

•	Glass - fiber glass and flat glass

First Quarter 2014 Reportable Segment Financial Results

•
Performance Coatings segment net sales for the quarter were $2.0 billion, up $429 million, or 27 percent. Acquired businesses increased sales by 23 percent year-over-year, and segment volume growth added 3 percent, with currency translation and price accounting for the remaining net sales change. Automotive refinish and aerospace increased sales volumes in all major regions, reflecting continued global industry growth. Excluding favorable acquisition impacts, architectural coatings net sales in North America grew modestly versus the prior year, as results were mixed by distribution channel and the region was impacted by inclement weather. Architectural coatings - EMEA volumes were up mid-single-digit percentages due to partial regional demand recovery and favorable weather conditions in the region. Protective coatings volume growth, including acquisition-related revenue synergies, offset weaker marine coatings sales, as marine new-build demand remained negative year-over-year but stable versus recent quarters. Segment earnings of $248 million were up $56 million, or 29 percent, as a result of the increase in organic net sales and earnings contribution from business acquisitions.

•
Industrial Coatings segment net sales for the quarter were $1.4 billion, increasing $89 million, or 7 percent. Volume growth of 7 percent accounted for the net sales change, with all regions delivering higher volumes. Automotive OEM coatings grew by more than 10 percent globally, outpacing a global industry growth rate of about 4 percent, with strong growth in each major region. The industrial coatings and specialty coatings and materials businesses also delivered solid volume growth, led by gains in North America and the Asia Pacific region. Packaging coatings sales were weaker, driven by lower European volume. Total segment earnings for the quarter were $231 million, up $33 million, or 17 percent, as a result of the higher volumes.

•
Glass segment net sales were $266 million for the quarter, up $10 million, or 4 percent, year-over-year. Segment volumes grew 3 percent on continued improvement in global fiber glass demand, partly offset by lower flat glass volumes. Flat glass pricing increased year-over-year. Segment earnings were $4 million, down $1 million versus the prior year primarily due to scheduled maintenance and repair costs of $12 million and higher natural gas costs that were partly offset by improved earnings from the higher net sales.

Discontinued Operations

Net income from discontinued operations includes the historical operating results for PPG’s former interest in the Transitions Optical joint venture and its sunlens business for both periods presented, and a net gain on these divestitures of $946 million in the quarter ended March 31, 2014. For the quarter ended March 31, 2013, operating results also include PPG’s former commodity chemicals business that was separated on Jan. 28, 2013, and a net gain on that transaction of approximately $2.2 billion.

All current- and prior-year figures for the company have been adjusted to conform to the new reportable-segment structure. For further information about the company’s historical financial results, see PPG’s Annual Report on Form 10-K for the year ended Dec. 31, 2013.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Net sales in 2013 were $15.1 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, April 17. The company will hold a conference call to review its first quarter 2014 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 866-515-2907; international, +1-617-399-5121; passcode 70731458. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, April 17, beginning at approximately 6 p.m. ET, through Thursday, April 24, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, +1-617-801-6888; passcode 17279489. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, April 17, 2014, through Thursday, April 16, 2015.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the first quarter:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	First Quarter 2014		First Quarter 2013
	$	EPS	$	EPS
Reported net income from continuing operations	$277	$1.97	$191	$1.29
Acquisition-related costs	2	0.01	5	0.03
Legacy environmental remediation and pension plan settlement costs	—	—	21	0.14
U.S. tax law change enacted in 2013	—	—	(10)	(0.07)
Adjusted, excluding nonrecurring items	$279	$1.98	$207	$1.39

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	3 Months Ended March 31
	2014	2013

Net sales	$3,636	$3,108
Cost of sales, exclusive of depreciation and amortization (Note A)	2,091	1,862
Selling, R&D and administrative expenses (Note B)	1,020	855
Depreciation (Note B)	89	75
Amortization (Note B)	30	26
Interest expense	47	53
Interest income	(12)	(10)
Asbestos settlement - net	3	3
Other (income)/charges - net (Note C)	(4)	3
INCOME BEFORE INCOME TAXES	372	241
Income tax expense (Note D)	89	44
Income from continuing operations, net of income taxes	283	197
Income from discontinued operations, net of income taxes (Note E)	1,018	2,248
Net income attributable to the controlling and noncontrolling interests	1,301	2,445
Less: Net income attributable to noncontrolling interests	(39)	(35)
NET INCOME (ATTRIBUTABLE TO PPG)	$1,262	$2,410

Amounts attributable to PPG:
Income from continuing operations, net of tax	$277	$191
Income from discontinued operations, net of tax	985	2,219
Net income (attributable to PPG)	$1,262	$2,410

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.99	$1.31
Income from discontinued operations, net of tax	7.08	15.18
Net income (attributable to PPG)	$9.07	$16.49

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.97	$1.29
Income from discontinued operations, net of tax	7.00	15.02
Net income (attributable to PPG)	$8.97	$16.31

Average shares outstanding	139.1	146.1

Average shares outstanding - assuming dilution	140.7	147.7

See accompanying notes on page 2
Financial Statements pg. 1

Note A:

Cost of sales, exclusive of depreciation and amortization for the quarter ended March 31, 2013 includes $16 million for final settlement of certain legacy Canadian pension plans in 2013 and the flow-through cost of sales for the step up to fair value of inventory acquired from Spraylat of $3 million in 2013.

Note B:
Selling, R&D and administrative expenses includes $3 million of acquisition-related costs for the quarter ended March 31, 2014.

For the quarter ended March 31, 2013, Selling, R&D and administrative expenses includes $2 million for final settlement of certain legacy Canadian pension plans and $3 million for acquisition-related charges.

Selling and administrative expenses, depreciation and amortization are higher in the first quarter of 2014 compared to the first quarter of 2013 primarily due to the inclusion of the architectural coatings business acquired from AkzoNobel in the second quarter of 2013.

Note C:
The quarter ended March 31, 2013 includes a pretax charge of $12 million related to environmental remediation at a legacy manufacturing site.
Note D:

The effective tax rate on pre-tax earnings from continuing operations for the quarter ended March 31, 2014 includes a tax benefit of $1 million for acquisition-related costs. The effective tax rate on the remaining pre-tax earnings from continuing operations was 24 percent resulting in tax expense of $90 million.

The effective tax rate on pre-tax earnings from continuing operations for the quarter ended March 31, 2013 includes tax benefits of $5 million for final settlement of legacy pension plans, $4 million for a legacy environmental remediation charge, and $1 million for acquisition-related costs. The quarter also includes an after-tax benefit of $10 million for the retroactive impact of a U.S. tax law change enacted in early 2013. The effective tax rate on the remaining pre-tax earnings from continuing operations was 23 percent resulting in tax expense of $64 million.

Note E:

Income from discontinued operations includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business that were sold on March 31, 2014. For the quarter ended March 31, 2014 income from discontinued operations includes a net gain on the divestiture of $946 million.

Income from discontinued operations for the quarter ended March 31, 2013 includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business as well as PPG's former commodity chemicals business that was separated on January 28, 2013. For the quarter ended March 31, 2013 income from discontinued operations includes a net gain on the commodity chemicals separation of $2.2 billion.

Financial Statement pg. 2

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET HIGHLIGHTS (unaudited)
(All amounts in millions)
	March 31	March 31	Dec 31
	2014	2013 (c)	2013 (c)
Current assets:
Cash and cash equivalents (a)	$2,559	$2,021	$1,116
Short-term investments	480	359	629
Receivables - net	3,016	2,824	2,736
Inventories	1,929	1,698	1,824
Other	904	824	909
Total current assets	$8,888	$7,726	$7,214

Current liabilities:
Short-term debt and current portion of long-term debt	$19	$48	$34
Asbestos settlement	769	680	763
Accounts payable and accrued liabilities	3,778	2,999	3,338
Total current liabilities	$4,566	$3,727	$4,135

Long-term debt	$3,373	$3,353	$3,372

PPG OPERATING METRICS (unaudited)
(All amounts in millions)
	March 31	March 31	Dec 31
	2014	2013 (c)	2013 (c)
Operating Working Capital (b)
Amount	$2,754	$2,810	$2,643
As a percent of quarter sales, annualized	18.9%	21.1%	17.8%

(a)
The increase in cash and cash equivalents since December 31, 2013 is primarily a result of gross proceeds of $1.735 billion received on March 31, 2014 for the divestiture of PPG's former interest in the Transitions Optical joint venture and sunlens business.

(b)
Operating working capital includes (1) receivables from customers, net of allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (FIFO) basis, less (3) the trade creditor's liability.

(c)	All 2013 balances include PPG's former interest in the Transitions Optical joint venture and sunlens business which were sold on March 31, 2014.

Financial Statement pg. 3

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (unaudited)
(All amounts in millions)	3 Months Ended
	March 31
	2014	2013

Net sales
Performance Coatings	$2,007	$1,578
Industrial Coatings	1,363	1,274
Glass	266	256
TOTAL	$3,636	3,108

Segment income
Performance Coatings	$248	$192
Industrial Coatings	231	198
Glass	4	5
TOTAL	483	395

Items not allocated to segments
Legacy items (Note A)	(10)	(46)
Acquisition-related costs	(3)	(6)
Interest expense, net of interest income (Note B)	(35)	(43)
Other corporate expense	(63)	(59)
INCOME BEFORE INCOME TAXES	$372	$241

Note A:

The quarter ended March 31, 2013 includes pre-tax charges of $18 million for final settlement of certain legacy Canadian pension plans and $12 million for environmental remediation activities at a legacy operating plant site.

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximately 40 percent investment in the former automotive glass and services business.

Note B:

Interest expense, net of interest income, is lower for the three months ended March 31, 2014 compared to the same period a year ago primarily as a result of the repayment of the $600 million 5.75% notes in March 2013.

Financial Statement pg. 4